Exhibit 2(n)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM

We consent to the incorporation by reference, in this (i) Pre-Effective Amendment No. 1 to Registration Statement No. 333-128725 and (ii) Amendment No. 5 to Registration Statement No. 811-21257 under the Investment Company Act of 1940, on Form N-2/A of our report dated May 25, 2006, relating to the financial statements and financial highlights of Mercantile Alternative Strategies Fund LLC appearing in the Annual Report on Form N-CSR of Mercantile Alternative Strategies Fund LLC for the year ended March 31, 2006, and to the references to us under the heading “Accountants and Legal Counsel” in the Prospectus.

DELOITTE & TOUCHE LLP
Chicago, Illinois
June 28, 2006